EXHIBIT 99.1

Press Release Source: Lifeway Foods, Inc.

Lifeway Foods to Distribute Kefir in Chicago-land Wal-Mart Stores
Thursday August 25, 4:05 pm ET

MORTON GROVE, Ill., Aug. 25 /PRNewswire-FirstCall/ -- Lifeway Foods, Inc. (Nasdaq: LWAY - News), the nation's leading kefir manufacturer, has begun distribution to a limited test market of up to 17 Chicago-land Wal-Mart stores.

ADVERTISEMENT

"While we do not expect nationwide distribution at Wal-Mart stores in the near future, we are thrilled that we can continue to expand and penetrate the Chicagoland with our award winning kefir in new mainstream outlets," said Julie Smolyansky, Lifeway Foods' president. "We hope this limited store distribution is successful to a point where we can then move to supply a larger number of Wal-Mart stores nationwide."

Lifeway, named as Forbes' 38th best small business and Fortune Small Business' 47th Fastest Growing Small Business, is America's leading supplier of the cultured dairy product known as kefir. Kefir is a milk-based beverage that contains ten types of "friendly," active probiotic cultures. While most yogurts only contain two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway now offers 13 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company also produces a variety of cheese products and recently introduced an organic like of pudding called "It's Pudding!"

For more information, contact Lifeway Foods Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net .

This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

Source: Lifeway Foods, Inc.